EXHIBIT 10.21 - EMPLOYMENT AGREEMENT

                              EMPLOYMENT AGREEMENT

      This Employment Agreement is entered into this 18th day of February 2004 effective the 1st day of February, 2004 (the "Effective Date") between Clear Channel Broadcasting, Inc. (the "Company") and John Hogan (the "Employee").

      WHEREAS, the Company and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF EMPLOYMENT.

      The Employee's current Term of employment starts on the Effective Date, above, and ends on January 31, 2006 unless neither party has given the notice described in either Section 7(c) or 7(d), below. If such notice has not been given on or before January 31, 2005 the Term shall automatically extend, beginning February 1, 2005, one day at a time, until such notice has been given.

2. TITLE AND DUTIES.

      The Employee's title is President and Chief Executive Officer, Clear Channel Radio. The Employee will perform job duties that are usual and customary for this position, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report to Mark Mays, President and Chief Operating Officer, Clear Channel Broadcasting, Inc. The Employee will devote his full working time and efforts to the business and affairs of Clear Channel Radio.

3. COMPENSATION AND BENEFITS

      (A) BASE SALARY. The Company will pay the Employee an annual base salary of $550,000 for the period from February 1, 2004 through January 31, 2005; and $600,000 for the period from February 1, 2005 through January 31, 2006. The Employee will be eligible for additional annual raises after January 31, 2006 commensurate with Company policy. All payments of base salary will be made in installments according to the Company's regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Board or its Compensation Committee

      (B) PERFORMANCE BONUS. No later than March 31 of each calendar year during the term, Employee will be eligible to receive a performance bonus as set forth in the Performance Bonus Calculation attached as "Exhibit A" to this Employment Agreement.

      (C) EMPLOYMENT BENEFIT PLANS. The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the employee guide.

      (D) EXPENSES. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee's responsibilities to the Company upon submission of proper vouchers in accordance with the Company's expense reimbursement policy.

      (E) STOCK OPTIONS. As additional, specific consideration to Employee for entering into this Agreement, Employee shall receive 50,000 options to purchase Clear Channel Stock subject to the terms and conditions as set by the Board at its February 2004 meeting. Any future stock option grants will be granted based upon the performance of the Employee, which will be assessed in the sole discretion of the Company and the Compensation Committee of the Board. All option grants shall be made under the terms and conditions set forth in the applicable Clear Channel Communications Stock Option Plan under which they are issued. The Company reserves the right to modify any future Company incentive compensation or stock option plan with respect to the change of control, the granting of restricted stock or any other provision of such plans. The Company's obligations under this agreement to the Employee in the area of stock options are conditioned upon and subject to the Company's future decision, in its sole discretion, to: 1) alter, suspend or discontinue its stock option grant program; or 2) replace the program with an alternative form or method of compensation.

4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

      During the course of the Employee's employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company's customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the "Confidential Information"). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

5. NONHIRE OF COMPANY EMPLOYEES.

      To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee's employment with the Company and for a period of twelve months thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding the Employee's last day of employment with the Company or within the 12-month period of this covenant) who worked, works, or has been offered employment by the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated.

6. NON-COMPETITION.

      To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee's employment with the Company and for a period of one year thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee's employment with the Company, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after the Employee's employment with the Company has terminated, upon receiving written permission by the Board, the Employee shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question.

      To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee's employment with the Company and for a period of one year thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company,
(i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six-month period preceding the Employee's last day of employment with the Company; or (iii) has included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company.

      The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company's business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

Should the Employee violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until he permanently ceases such violation

7. TERMINATION.

      The Employee's employment with the Company may be terminated under the following circumstances:

      (A) DEATH. The Employee's employment with the Company shall terminate upon his death.

      (B) DISABILITY. The Company may terminate the Employee's employment with the Company if, as a result of the Employee's incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by the Company.

      (C) TERMINATION BY THE COMPANY. The Company may terminate the Employee's employment with the Company for any reason at any time upon one year's written notice. The Company may also terminate his employment for Cause. A termination for Cause must be for one or more of the following reasons: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of the Company's policy on sexual harassment, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes, or other willful misconduct as determined in the sole reasonable discretion of the Company; (ii) continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the

Employee's physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) the Employee's refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of the Employee, a plea of nolo contendere by the Employee, or other conduct by the Employee that, as determined in the sole reasonable discretion of the Board, has resulted in, or would result in if he were retained in his position with the Company, material injury to the reputation of the Company, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a material breach by the Employee of any of the provisions of this Agreement; or (vi) a material violation by the Employee of the Company's employment policies.

      (D) TERMINATION BY THE EMPLOYEE. The Employee may terminate his employment with the Company at any time with a one year written notice to Company.

      (E) KEY MAN. (This provision has been approved by the Compensation Committee of the Board of Directors.) In the event that during the Term of this Agreement the circumstance arises that the Employee does not report directly to Lowry Mays, Mark Mays, or Randall Mays, Employee may terminate this Agreement, in writing, but in no event later than 90 days after such circumstance occurs. Compensation as a result of a Termination under this provision shall be treated the same as if the Company had terminated the Employee For Cause (See Section 8(c), below).

8. COMPENSATION UPON TERMINATION.

      (A) DEATH. If the Employee's employment with the Company terminates by reason of his death, the Company will, within 45 days, pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee's estate, the Employee's accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), and any payments to which the Employee's spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

      (B) DISABILITY. If the Employee's employment with the Company terminates by reason of his disability, the Company shall, within 45 days, pay in a lump sum amount to the Employee his accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

      (C) TERMINATION BY THE COMPANY FOR CAUSE. If the Employee's employment with the Company is terminated by the Company for Cause the Company will, within 45 days, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

      (D) TERMINATION BY THE COMPANY WITHOUT CAUSE. If the Employee's employment with the Company is terminated by the Company without Cause, the Company will:
(1) Pay the Employee the greater of: (A) Employee's unpaid base salary and prorated bonus, if any (See Exhibit A), through January 31, 2006; or (B) the one year notice period in Section 7(c) provided such notice has been given on or after February 1, 2005 and provided Employee is ready, willing and able to perform such reasonable duties as the Company may direct during such notice period; and (2) Pay Employee any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies); and (3) Pay Employee $1,600,000.00 over 3 years commencing on the effective date of the termination and in accordance with the Company's standard payroll practices as consideration for the non-compete obligations in Section 6, above.

      (E) TERMINATION BY EMPLOYEE. If the Employee gives the notice described above in Section 7(d) the Company shall continue to pay Employee during the remainder of the one year notice period and after the expiration of this Agreement shall pay Employee an additional year of his then current salary as consideration for the non-compete obligations of Section 6, above.

      (F) EFFECT OF COMPLIANCE WITH COMPENSATION UPON TERMINATION PROVISIONS. Upon complying with Subparagraphs 8(a) through 8(e) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee's rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

9. PARTIES BENEFITED; ASSIGNMENTS.

      This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.

10. NOTICES.

      Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Board or the Company, the notice will be sent to Mark P. Mays, 200 E. Basse Road, San Antonio, TX 78209 and a copy of the notice will be sent to Kenneth J. Wyker, 200
E. Basse Road, San Antonio, TX 78209. If to the Employee, the notice will be sent to 30899 Venturer, Fair Oaks Ranch, TX 78015 and a copy of the notice will be sent to Michael Hogan_______________________________________________. Such
notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

11. GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflict provisions or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas and the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of Texas for any lawsuit arising from or relating to this Agreement.

12. DEFINITION OF COMPANY.

      As used in this Agreement, the term "Company" shall include any of its present and future divisions, operating companies, subsidiaries and affiliates.

13. LITIGATION AND REGULATORY COOPERATION.

      During and after the Employee's employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee's employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company will pay the Employee on an hourly basis (to be derived from his base salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys' fees and costs.

14. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.

      The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys' fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employee's employment for the benefit of the Employee (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

15. ARBITRATION.

The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Employee's employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator's findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the actual costs of arbitration excluding attorney's fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.

16. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.

      The Employee represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder. The Employee also represents and warrants to the Company that he is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

17. MISCELLANEOUS.

      This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

      IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

DATE: 2/18/04                           JOHN HOGAN

                                          /s/ JOHN HOGAN
                                        ---------------------------------

                                        CLEAR CHANNEL BROADCASTING, INC.

DATE: 2/19/04                           By:    /s/ MARK P. MAYS
                                               --------------------------
                                        Name:  Mark P. Mays
                                        Title: President and
                                        Chief Executive Officer

                    EXHIBIT A - PERFORMANCE BONUS CALCULATION

JOHN HOGAN

                                      70%                  30%                100%
                                   Individual             Group              Total
          EBIT       % of Bonus      Bonus                Bonus              Bonus
2.8%   Growth Rate   Opportunity    Target      Bonus 1   Target   Bonus 2   Target     Total
----   -----------   -----------   ----------   -------   ------   -------   ------   ---------
                 2%          2.5%        1.75%   10,500     0.75%    4,500               15,000
                 3%          5.0%        3.50%   21,000     1.50%    9,000               30,000
                 4%          7.5%        5.25%   31,500     2.25%   13,500               45,000
                 5%         10.0%        7.00%   42,000     3.00%   18,000               60,000
                 6%         12.5%        8.75%   52,500     3.75%   22,500               75,000
                 7%         20.0%       14.00%   84,000     6.00%   36,000              120,000
                 8%         27.5%       19.25%  115,500     8.25%   49,500              165,000
                 9%         35.0%       24.50%  147,000    10.50%   63,000              210,000
                10%         42.5%       29.75%  178,500    12.75%   76,500              255,000
                11%         50.0%       35.00%  210,000    15.00%   90,000              300,000
                12%         60.0%       42.00%  252,000    18.00%  108,000              360,000
                13%         70.0%       49.00%  294,000    21.00%  126,000              420,000
                14%         80.0%       56.00%  336,000    24.00%  144,000              480,000
                15%         90.0%       63.00%  378,000    27.00%  162,000              540,000
                16%        100.0%       70.00%  420,000    30.00%  180,000              600,000
                17%        110.0%       77.00%  462,000    33.00%  198,000              660,000
                18%        120.0%       84.00%  504,000    36.00%  216,000              720,000
                19%        130.0%       91.00%  546,000    39.00%  234,000              780,000
                20%        140.0%       98.00%  588,000    42.00%  252,000              840,000
                21%        150.0%      105.00%  630,000    45.00%  270,000              900,000
                22%        160.0%      112.00%  672,000    48.00%  288,000              960,000
                23%        170.0%      119.00%  714,000    51.00%  306,000            1,020,000
                24%        180.0%      126.00%  756,000    54.00%  324,000            1,080,000
                25%        190.0%      133.00%  798,000    57.00%  342,000            1,140,000
                26%        200.0%      140.00%  840,000    60.00%  360,000            1,200,000